McDermott

Will & Emery

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Eric Orsic

Attorney at Law

eorsic@mwe.com

312.984.7617

January 31, 2008

VIA FACSIMILE

Kathryn Jacobson

United States Securities and

Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Westell Technologies, Inc. (SEC File No. 0-27266 Comment Letter to Form 10-K for the Fiscal Year Ended March 31, 2007 and 10-Q for the Fiscal Quarter Ended September 30, 2007

Dear Ms. Jacobson:

This letter will confirm my voicemail message to you of January 31, 2008 in which I advised you that Westell Technologies, Inc. will respond to the Staff’s comment letter by February 28, 2008. Please let me know as soon as possible if this timeframe creates any issues from the Staff’s perspective.

Kind regards,

/s/ Eric Orsic

Eric Orsic

Cc:	Amy T. Forster, Chief Financial Officer

U.S. practice conducted through McDermott Will & Emery LLP.

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